Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
Leidos, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.400% Senior Notes due 2032	Rule 457(r)	$500,000,000	99.994%	$499,970,000	0.00015310	$76,545.41
	Guarantee of Debt Security	Guarantee of 5.400% Senior Notes due 2032	Rule 457(n)	—	—	—	—	—
	Debt	5.500% Senior Notes due 2035	Rule 457(r)	$500,000,000	99.453%	$497,265,000	0.00015310	$76,131.27
	Guarantee of Debt Security	Guarantee of 5.500% Senior Notes due 2035	Rule 457(n)	—	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$997,235,000		$152,676.68
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$152,676.68

(1)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form
S-3
(File
No. 333-269820-01)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.